UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 10, 2008

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-31157	23-2507402
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

720 Pennsylvania Drive

Exton, Pennsylvania 19341

(Address of principal executive offices)  (Zip Code)

(610) 646-9800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Raymond J. Wilson resigned as a director of Innovative Solutions and Support, Inc. (the “Company”) effective as of November 10, 2008.  Mr. Wilson’s resignation is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Wilson’s termination of employment which occurred effective as of September 8, 2008, the Company and Mr. Wilson entered into a release agreement on November 10, 2008 that provides that Mr. Wilson will receive a payment of $90,000 for, among other things, remaining relocation expenses plus continued payment of his base salary (at the rate of $400,000 per year) through December 31, 2009.  In addition, the Company has agreed to reimburse Mr. Wilson for the cost of COBRA health care continuation coverage (less the portion he would have been required to pay had he continued to be employed) for him and his family until the earlier of December 30, 2008 or his departure from the United States.  The release agreement also includes a release of all claims that Mr. Wilson may have against the Company.

The foregoing summary of the release agreement with Mr. Wilson does not purport to be complete and is qualified in its entirety to reference to the release agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits

(d)                                                         Exhibits:

Exhibit No.	Description

10.1	Release Agreement dated as of November 10, 2008 between Innovative Solutions and Support, Inc. and Raymond J. Wilson.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

Date: November 12, 2008	By:	/s/ John C. Long
John C. Long
Chief Financial Officer